Exhibit 99.1

FOR INFORMATION CONTACT:
Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2009

Net earnings per diluted share from continuing operations rise 15 percent; reach $0.78 for the quarter and $2.65 for fiscal year 2009

PALO ALTO, Calif., Oct. 29, 2009 – Varian Medical Systems (NYSE:VAR) today is reporting net earnings from continuing operations of $0.78 per diluted share in the fourth quarter of fiscal year 2009, up 15 percent from $0.68 in the year-ago quarter.  Net earnings per diluted share from continuing operations for the full fiscal year 2009 climbed to $2.65, also up 15 percent from $2.31 in fiscal year 2008.  The sale of the non-proton therapy portion of the ACCEL business earlier in the year and its resulting classification as a discontinued operation reduced net earnings per diluted share by $0.01 to $0.77 for the quarter and by $0.10 to $2.55 for the fiscal year.

Compared to the same periods in fiscal year 2008, fourth-quarter revenues grew 8 percent to $642 million and revenues for the full fiscal year 2009 rose by 7 percent to $2.2 billion.  Net orders, including a large proton system order, rose 4 percent for the quarter to $755 million and increased 3 percent for the fiscal year to $2.4 billion.  The fiscal 2009 year-ending backlog increased to $2.1 billion, up 9 percent from the prior year. Excluding the proton therapy order, the backlog was up 5 percent.

“Our company has encountered a challenging business environment in North America, but we achieved excellent earnings growth for the quarter and the fiscal year as a result of mix shifts towards newer higher margin oncology products and services as well as successful ongoing initiatives to cut costs,” said Tim Guertin, president and CEO of Varian Medical Systems.  “Our Oncology Systems and X-Ray Products businesses each contributed to solid revenue growth for the quarter versus strong year-ago comparisons.  Net orders increased with the help of the company’s first proton therapy system order and continued demand for oncology products in international markets.”

The company ended the fiscal year with $554 million in cash and cash equivalents and $37 million of debt. During the fourth quarter, the company spent $30 million to repurchase 700,000 shares of common stock.  Throughout the fiscal year, the company spent $101 million to repurchase 2.2 million shares, which helped to reduce average diluted shares outstanding by 2.6 million from the prior year to 125 million. The company ended the quarter with accounts receivable days sales outstanding of 81, an increase of seven days from the year-ago quarter, but down two days from the third quarter of fiscal year 2009.

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2009	Page 2

Oncology Systems
Oncology Systems’ fourth quarter revenues in fiscal year 2009 totaled $527 million, up 9 percent from the same period last fiscal year.  Oncology revenues for the fiscal year were $1.8 billion, up 8 percent from the fiscal year 2008 total.

Fourth-quarter net orders were $570 million, down 7 percent with a 20 percent decline in North America and 12 percent growth in international markets.  Net orders for the fiscal year rose to $1.9 billion, up 1 percent from last year, with a 7 percent decline in North America and 11 percent growth in international markets.

 “Our Oncology Systems business is weathering a climate of uncertainty in North America created by economic recession as well as the prospects of healthcare reform and reimbursement cuts,” Guertin said.  “Meanwhile, we have had a healthy year in the international oncology market.  Oncology Systems achieved solid revenue growth and improved its margins through increased sales of software and services.”

X-Ray Products
Fourth quarter revenues for the X-Ray Products business were $93 million, up 11 percent from the year-ago quarter, and revenues for the full fiscal year were $332 million, up 9 percent from fiscal year 2008 levels.  Compared to corresponding periods in fiscal year 2008, X-Ray Products’ fourth quarter net orders rose 3 percent to $97 million, and fiscal year net orders rose 1 percent to $339 million.

“X-Ray Products orders and sales grew with the help of demand for its new line of radiographic imaging panels,” Guertin said.  “Aftermarket X-ray tubes also contributed to growth in orders and revenues for this segment.  A strong focus on cost control led to higher operating earnings for this business.”

Other
The company’s Other category, which is comprised of the Security and Inspection Products business, the Varian Particle Therapy business, and the Ginzton Technology Center, recorded fourth quarter revenues of $23 million, down 16 percent from the year-ago period.  Revenues for the fiscal year totaled $85 million, down 9 percent from fiscal year 2008, principally as a result of slower deployment of security systems.

Fourth-quarter net orders in the Other category were $89 million, up $68 million from the year-ago quarter with strong contributions from the particle therapy and security businesses.  As previously announced, the company was awarded a $62 million contract by Skandion Kliniken following a public tender to deliver the equipment for Sweden’s first proton therapy system.  “As is common in these public tenders, this award is being challenged by a competitor in Swedish courts, we believe that the award was proper and we booked the order during the fourth quarter,” Guertin said.  Including this order, fiscal year 2009 net orders for the Other category totaled $151 million, up $56 million from the fiscal year 2008 total.

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2009	Page 3

Outlook
“Weak orders in the second half of fiscal year 2009 together with ongoing uncertainty stemming from the recession, the healthcare reform movement and proposed cuts in reimbursements in North America give us a cautious outlook for fiscal year 2010,” said Guertin.  “We believe that for the first quarter of fiscal year 2010 total company revenues could increase by three to four percent over the prior year.  Including a higher tax rate and a one-time $0.02-per-share charge for a recently completed reduction in force, net earnings per diluted share from continuing operations for the first quarter could be in the range of $0.52 to $0.56.  For the full fiscal year 2010, we estimate that revenues and operating earnings could increase by four to five percent over the fiscal year 2009 total and that net earnings per diluted share from continuing operations could be in the range of $2.65 to $2.75.”

Investor Conference Call
Varian Medical Systems is scheduled to conduct its fiscal year 2009 conference call at 2 p.m. PT today.  To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year.  To access the call via telephone, dial 1-866-700-6067 from inside the U.S. or 1- 617-213-8834 from outside the U.S. and enter confirmation code 74581862.  The replay can be accessed by dialing 1-888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 40919568.  The telephone replay will be available through 5 p.m. PT, October 30, 2009.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 5,100 people who are located at manufacturing sites in North America, Europe, and China and approximately 79 sales and support offices around the world. For more information, visit http://www.varian.com.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s future orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as RapidArc, image-guided radiation therapy, stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “expect,” “could,” “believe,” “estimate,” “outlook,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the effect of economic conditions, including the current global recession; the impact of health care reforms, and/or changes in third-party reimbursement levels; credit availability for capital expenditures for cancer care; currency exchange rates and tax rates; demand for the company’s products; the company’s ability to develop and commercialize new products; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by sole purchasers of certain X-ray tubes; the company’s ability to maintain or increase operating margins; the impact of competitive products and pricing; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations or procedures; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company’s business; the company’s ability to protect the company’s intellectual property; the potential loss of key distributors or key personnel; challenges to public tender awards; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2009	Page 4

Varian Medical Systems, Inc. and Subsidiaries
 Condensed Consolidated Statements of Earnings
 (Unaudited)

(Dollars and shares in millions, except per share amounts)	Q4 QTR 2009	Q4 QTR 2008	Q4 YTD 2009	Q4 YTD 2008

Net orders	$755.3	725.3	2,380.6	2,302.1
Oncology Systems	569.6	610.5	1,890.7	1,870.7
X-Ray Products	97.0	94.2	339.1	336.8
Other	88.7	20.6	150.8	94.6

Order backlog	$2,054.4	1,887.8	2,054.4	1,887.8

Revenues	$642.0	592.7	2,214.1	2,069.7
Oncology Systems	526.8	482.6	1,797.8	1,671.8
X-Ray Products	92.6	83.1	331.7	305.2
Other	22.6	27.0	84.6	92.7

Cost of revenues	$357.1	330.2	1,253.6	1,192.2

Gross margin	284.9	262.5	960.5	877.5
As a percent of revenues	44.4%	44.3%	43.4%	42.4%

Operating expenses
Research and development	38.1	39.1	147.4	135.6
Selling, general and administrative	96.2	87.8	339.0	322.5

Operating earnings	150.6	135.6	474.1	419.4
As a percent of revenues	23.5%	22.9%	21.4%	20.3%

Interest income/(expense), net	(0.2)	2.2	0.5	6.6

Earnings from continuing operations before taxes	150.4	137.8	474.6	426.0

Taxes on earnings	53.2	50.7	143.1	130.7

Earnings from continuing operations	97.2	87.1	331.5	295.3
As a percent of revenues	15.1%	14.7%	15.0%	14.3%

Loss from discontinued operations – net of taxes (1)	(0.2)	(8.6)	(12.5)	(15.8)

Net earnings	$97.0	78.5	319.0	279.5

Net earnings (loss) per share – basic:
Continuing operations	$0.78	0.70	2.67	2.37
Discontinued operations (1)	-	(0.07)	(0.10)	(0.13)
Net earnings per share	$0.78	0.63	2.57	2.24

Net earnings (loss) per share – diluted:
Continuing operations	$0.78	0.68	2.65	2.31
Discontinued operations (1)	(0.01)	(0.06)	(0.10)	(0.12)
Net earnings per share	$0.77	0.62	2.55	2.19

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	124.3	124.5	124.0	124.8
Average shares outstanding - diluted	125.3	127.4	125.0	127.6

(1) The operating results of ACCEL research instruments are classified as discontinued operations for all periods presented.

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2009	Page 5

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	October 2, 2009	September 26, 2008 (2)
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$553,529	$397,306
Accounts receivable, net	580,918	486,310
Inventories	321,861	282,980
Deferred tax assets and other	216,143	209,006
Current assets of discontinued operations (1)	-	18,799
Total current assets	1,672,451	1,394,401

Property, plant and equipment	527,135	452,576
Accumulated depreciation and amortization	(263,075)	(234,393)
Property, plant and equipment, net	264,060	218,183

Goodwill	210,346	209,146
Other assets	161,391	150,694
Long term assets of discontinued operations (1)	-	3,088
Total assets	$2,308,248	$1,975,512

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$116,093	$105,281
Accrued expenses	304,402	252,915
Deferred revenues	130,588	141,368
Advance payments from customers	226,964	201,783
Product warranty	50,823	51,141
Short-term borrowings	4,445	-
Current maturities of long-term debt	9,005	7,987
Current liabilities of discontinued operations (1)	-	21,202
Total current liabilities	842,320	781,677
Other long-term liabilities	130,751	134,251
Long-term debt	23,394	32,399
Total liabilities	996,465	948,327

Stockholders’ Equity
Common stock	125,281	125,590
Capital in excess of par value	516,478	468,384
Retained earnings and accumulated other comprehensive loss	670,024	433,211
Total stockholders’ equity	1,311,783	1,027,185
Total liabilities and stockholders’ equity	$2,308,248	$1,975,512

(1)  The assets and liabilities of ACCEL research instruments are classified as discontinued operations.
(2)  The condensed consolidated balance sheet as of September 26, 2008 was derived from audited financial statements as of  that date.